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EXHIBIT 10.04
                    INDO-PACIFIC ENERGY LTD.
                    SUITE 7, 249 KARORI ROAD
                         P.O. BOX 17258
                    WELLINGTON, NEW ZEALAND

PEP 38328 FARMIN OFFER

Trans-Orient Petroleum Ltd. on behalf of its NZ based subsidiary Trans-Orient Petroleum (NZ) Ltd. ("Farmee") hereby offers to acquire a 10% participating interest in eexploration permit 38328 from Indo-Pacific Energy (NZ) Ltd. ("Indo-Pacific") the "Farmor" on the following terms:

1    The Farmee is assigned a 10% participating interest in PEP
38328 by Indo-Pacific with provision for divestiture in the event of default by the Farmee. The Farmor will use its best endeavours to secure the necessary government approvals of the assignment of the interest prior to spudding of the Kereru-1 well.

2. In consideration for the assignment of the 10% interest in PEP 38328, the Farmee will fund 20% of all Kereru-1 well costs up to and including:

     (i) the plugging and abandonment of the Kereru-1 well,or

     (ii) the setting of production casing at Fereru-1 (provided however that the costs of procuring the 7" casing and spool are not Kereru-1 well costs for the purpose of this clause 2 and the Farmee shall only be laible for its paticipating interest percentage of such casing and spool procurement), or

     (iii)  the expenditure by the Farmee of NZ$0.367 million,

     whichever occurs first.

Thereafter, Farmee will fund costs in proporation to its participating interest as may be approved and incurred by the PEP
38328 joint venture.

For the purpose of determining Kereru-1 well costs, such costs will be determined to include the costs associated with permit management, pre-planning, inventory purchase (with the exception of the 7" casing an spool), site preparation and drilling, all relating to the Kereru-1 well.

3. The Kereru-1 well, which will be spudded by the end of 1996, is to be drilled to a depth which the greater of either 1,700 metres or 100 metres deeper than the Miocene/Pliocene unconformity (or lesser depth as may be agreed) in accordance with the Kereru-1 well plan.

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4.     Farmee is able to vote its 10% participting interest and
shall have all the rights and obligations of a joint venture party as from the date of acceptance of this offer.

5. The Farmee is to participate in the process of agreeing to the substance of the joint venture operating agreement for the management of all operations within exploration permit 38328.

6. This offer is subject to any New Zealand or Canadian government consents/approvals necessary and to any applicable stock exchange requirements.

7. The terms and conditions of this offer shall remain confidential to Indo-Pacific and Trans-Orient subject to their respective obligations of disclosure at law or as required by the relevant stock exchanges.

8. This offer shall be deemed valid if signed by fax counterpart.

PEP 38328 Farmin Offer accepted by:

/s/ D.J. Bennett                     /s/ John B. Holland
Chief Executive Officer              President
Indo-Pacific Energy (NZ)Ltd.         Trans-Orient Petroleum Ltd.
Date: 14/11/96                       Date: Nov. 14, 1996